Exhibit 99.1

Fluor Corporation 6700 Las Colinas Blvd Irving, Texas 75039	Keith Stephens / Brian Mershon Media Relations 469.398.7624 / 469.398.7621 tel

469.398.7000 main tel	Ken Lockwood / Jason Landkamer
469.398.7255 main fax	Investor Relations 469.398.7220 / 469.398.7222 tel

News Release

FLUOR POSTS RECORD PERFORMANCE FOR 2007 AND RAISES GUIDANCE FOR
2008

•                  4TH QUARTER EPS $2.82; FULL YEAR 2007 $5.85

•                  4TH QUARTER NEW AWARDS $6.3 BILLION

•                  BACKLOG RISES TO $30.2 BILLION

IRVING, TEXAS – February 28, 2008 – Fluor Corporation (NYSE: FLR) today announced record financial results for its fourth quarter and fiscal year ended December 31, 2007.  Net earnings for 2007 rose 102 percent to a record $533 million, or $5.85 per diluted share, compared with $263 million, or $2.95 per diluted share in 2006.  In addition to very strong operating performance, net earnings in the fourth quarter included $123 million, or $1.35 per diluted share, from the final settlement of a tax audit for certain prior years.  Full year results reflect very strong growth in the Oil & Gas, Global Services, Industrial & Infrastructure and Power segments, and improved performance in the Government segment.  Consolidated operating profit for the year was $802 million, up 44 percent from $556 million a year ago.  Operating margin increased to 4.8 percent from 4.0 percent in 2006.  Revenue rose 19 percent over 2006 to a record $16.7 billion.

Full year new awards rose to an all-time high of $22.6 billion, up from $19.3 billion a year ago, driven by increases in Oil & Gas, Power and Global Services.  Fourth quarter new awards of $6.3 billion set a record for a single quarter and drove year-end backlog to $30.2 billion, the company’s ninth consecutive quarterly increase and up 38 percent from the end of last year.

                “2007 was the best year in the company’s history, with record-breaking financial performance across all key metrics,” said Chairman and Chief Executive Officer Alan Boeckmann.  “Global demand for energy, infrastructure and basic materials are fueling substantial opportunities, and when combined with our $30 billion backlog, we expect Fluor to continue to deliver strong growth in 2008.”

                Corporate G&A expense for the year increased to $194 million, from $179 million a year ago, mainly due to higher incentive and stock-based compensation costs.  Fluor’s cash and marketable securities grew to $1.7 billion at year-end versus $976 million a year ago, reflecting substantial positive cash flows from operations.

Outlook

                As evidenced by the strong fourth quarter new awards, Fluor continues to be very successful at winning major new projects across the diverse markets that it serves.  The company expects ongoing strength in downstream oil and gas, polysilicon production, power generation and pollution reduction, mining and operations and maintenance.  Recent project wins in the Government segment are also encouraging, although not expected to have a material impact until late 2008.   As a result of the strength of fourth quarter new awards and very strong operating performance, the company is raising its earnings guidance for 2008 to a range of $5.10 to $5.50, from the previous range of $4.90 to $5.30 per share.

Business Segments

                Fluor’s Oil & Gas segment reported a 42 percent increase in operating profit, which totaled $433 million for the year.  Revenue increased 56 percent to $8.4 billion, an increase of $3.0 billion over 2006.  Operating margin for the year was 5.2 percent.  New awards for the segment totaled $13.5 billion, a 30 percent increase over last year, driven mainly by sizable downstream refining awards.  Ending backlog rose to $18.5 billion, a 54 percent increase from $12.0 billion a year ago.

Fluor’s Industrial & Infrastructure segment reported operating profit of $101 million, a 32 percent increase from $76 million in 2006.  Operating margin improved to 3.0 percent from 2.4 percent a year ago.  Improved results in 2007 reflect strong contributions from mining projects and progress on major infrastructure programs in the segment.  Revenue of $3.4 billion was up 7 percent over last year.  New awards totaled $3.4 billion, which brought year-end backlog to $6.1 billion, an 11 percent increase over 2006.

                The Government segment posted operating profit of $29 million, up 65 percent from a year ago.  The segment’s 2006 results were adversely impacted by substantial loss provisions on fixed price projects.  As expected, revenue declined to $1.3 billion from $2.9 billion last year, mainly due to substantially lower levels of disaster relief activities for FEMA and Iraq reconstruction activity in 2007, and the completion of the Department of Energy contract at Fernald in 2006.  Operating margin improved to 2.2 percent in 2007.  New awards totaled $1.2 billion for the year, but do not yet include any values for LOGCAP IV where Fluor was awarded a contract that has been delayed pending resolution of a formal protest.  In addition, in January of

2008, a Fluor-led team was awarded a Department of Energy contract at Savannah River which is also delayed pending resolution of a formal protest.

Operating profit for the Global Services segment grew by 32 percent in 2007 to $201 million, from last year’s $152 million, reflecting strong performance across the segment.  Revenue rose 15 percent to $2.5 billion, mainly driven by growth in operations and maintenance work and the equipment services business line.  Operating margin rose to 8.2 percent compared with 7.1 percent a year ago.  Full year new awards of $2.2 billion were up 39 percent over 2006, bringing year-end backlog to $2.5 billion.

Fluor’s Power segment reported operating profit of $38 million, a substantial improvement over $4 million in 2006.   Revenue more than doubled to $1.2 billion, reflecting strong new awards and progress on power generation and plant betterment projects.   Operating margin was 3.3 percent compared with 0.8 percent a year ago.  New awards in 2007 totaled $2.2 billion, including two 800 megawatt coal-fired power units in Texas.  Power segment backlog was $2.4 billion at year-end, up from $1.3 billion at the end of 2006.

Fourth Quarter Results

Net earnings for the fourth quarter were $259 million, or $2.82 per diluted share, compared with $81 million, or 90 cents per diluted share in 2006.  The fourth quarter of 2007 included $123 million, or $1.35 per diluted share, from the final settlement of an Internal Revenue Service income tax audit for certain prior years.  Operating profit for the fourth quarter increased 51 percent to $248 million, up from $164 million a year ago.  All business segments posted very strong growth in the quarter, except Government which was modestly lower.  Revenue for the quarter rose 30 percent to $4.7 billion, compared with $3.6 billion a year ago, reflecting significant increases in the Oil & Gas, Industrial & Infrastructure and Power segments.  Fourth quarter new awards of $6.3 billion were 29 percent higher than the same quarter in 2006.

Fourth Quarter and Year-End Conference Call

                Fluor will host a conference call at 9:30 a.m. Eastern Standard Time on Thursday, February 28, which will be webcast live on the internet and can be accessed by logging onto http://investor.fluor.com.  A supplemental slide presentation will be available shortly before the call begins.  The webcast and presentation will be archived for 30 days following the call.

About Fluor Corporation

                Fluor Corporation (NYSE: FLR) provides services on a global basis in the fields of engineering, procurement, construction, operations, maintenance and project management.  Headquartered in Irving, Texas, Fluor is a FORTUNE 500 company with revenue of $16.7 billion in 2007.  For more information, visit www.fluor.com.

Forward-Looking Statements: This release contains forward-looking statements, including, without limitation, statements relating to future backlog, revenue and earnings, expected performance of the Company’s business and the expansion of the markets which the Company serves. The forward-looking statements are based on current management expectations and involve risks and uncertainties. Actual results may differ materially as a result of a number of factors, including, among other things: the cyclical nature of many of the markets the Company serves; difficulties or delays incurred in the execution of contracts, including performance issues caused in whole or in part by our joint venture or teaming partners, resulting in cost overruns or liabilities; the Company’s ability to hire and retain qualified personnel; failure to achieve projected backlog, revenue and/or earnings levels; failure to meet timely completion or performance standards that could result in higher costs, reduced profits or, in some cases, losses on projects; customer cancellations of, or scope adjustments to, existing contracts; the ability of the government to unilaterally terminate the Company’s contracts; failure to obtain favorable results in existing or future litigation or dispute resolution proceedings; the potential impact of certain tax matters including, but not limited to, those from foreign operations and any audits by tax authorities;

the timely and successful implementation of strategic initiatives; decreased capital investment or expenditures, or a failure to make anticipated increased capital investment or expenditures, by the Company’s clients; the Company’s failure to receive anticipated new contract awards; increased liability risks in any of the markets the Company serves; the Company’s inability to successfully convert front-end engineering services into future project awards; and, changes in global business, economic, political and social conditions. Caution must be exercised in relying on these and other forward-looking statements. Due to known and unknown risks, the Company’s results may differ materially from its expectations and projections.

Additional information concerning these and other factors can be found in press releases as well as the Company’s public periodic filings with the Securities and Exchange Commission, including the discussion under the heading “Item 1A.Risk Factors” in the Company’s Form 10-K filed on March 1, 2007. Such filings are available either publicly or upon request from Fluor’s Investor Relations Department: (469) 398-7220. The Company disclaims any intent or obligation to update its forward-looking statements in light of new information or future events.

FLUOR CORPORATION

CONSOLIDATED FINANCIAL RESULTS

(in millions, except per share amounts)

Unaudited

CONSOLIDATED OPERATING RESULTS

THREE MONTHS ENDED DECEMBER 31	2007	2006
Revenues	$4,712.5	$3,633.2
Costs and Expenses:
Cost of Revenues	4,464.2	3,469.3
Corporate G&A	51.8	50.1
Net Interest Income	(17.5)	(5.0)
Total Costs and Expenses	4,498.5	3,514.4
Earnings before Income Taxes	214.0	118.8
Income Tax Expense (Benefit)	(45.5)	38.1
Net Earnings	$259.5	$80.7
Basic Earnings per Share
Net Earnings	$2.96	$0.93
Weighted Average Shares	87.5	86.8
Diluted Earnings per Share
Net Earnings	$2.82	$0.90
Weighted Average Shares	91.8	89.3
New Awards	$6,315.4	$4,904.1
Backlog	$30,170.8	$21,877.7
Work Performed	$4,587.1	$3,469.7

YEAR ENDED DECEMBER 31	2007	2006
Revenues	$16,691.0	$14,078.5
Costs and Expenses:
Cost of Revenues	15,888.5	13,522.0
Corporate G&A	193.9	178.8
Net Interest Income	(40.5)	(4.3)
Total Costs and Expenses	16,041.9	13,696.5
Earnings before Income Taxes	649.1	382.0
Income Tax Expense	115.8	118.5
Net Earnings	$533.3	$263.5
Basic Earnings per Share
Net Earnings	$6.11	$3.05
Weighted Average Shares	87.3	86.3
Diluted Earnings per Share
Net Earnings	$5.85	$2.95
Weighted Average Shares	91.1	89.2
New Awards	$22,590.1	$19,276.2
Backlog	$30,170.8	$21,877.7
Work Performed	$16,264.0	$13,637.0

FLUOR CORPORATION

Unaudited

BUSINESS SEGMENT FINANCIAL REVIEW

($ in millions)

THREE MONTHS ENDED DECEMBER 31	2007		2006
Revenues
Oil & Gas	$2,369.5		$1,492.6
Industrial & Infrastructure	999.0		858.9
Government	300.5		359.7
Global Services	685.6		710.6
Power	357.9		211.4
Total revenues	$4,712.5		$3,633.2

Operating Profit (Loss) Margin $ and %	$	%	$	%
Oil & Gas	$132.5	5.6	$85.7	5.7
Industrial & Infrastructure	30.5	3.1	23.5	2.7
Government	5.7	1.9	9.7	2.7
Global Services	58.8	8.6	45.4	6.4
Power	20.8	5.8	(0.4)	(0.2)
Total Operating Profit (Loss) Margin $ and %	$248.3	5.3	$163.9	4.5

YEAR ENDED DECEMBER 31	2007		2006
Revenues
Oil & Gas	$8,369.9		$5,368.0
Industrial & Infrastructure	3,385.0		3,171.1
Government	1,308.2		2,859.9
Global Services	2,460.0		2,137.9
Power	1,167.9		541.6
Total revenues	$16,691.0		$14,078.5

Operating Profit Margin $ and %	$	%	$	%
Oil & Gas	$432.8	5.2	$305.7	5.7
Industrial & Infrastructure	101.0	3.0	76.4	2.4
Government	29.3	2.2	17.7	0.6
Global Services	201.4	8.2	152.4	7.1
Power	38.0	3.3	4.3	0.8
Total Operating Profit Margin $ and %	$802.5	4.8	$556.5	4.0

FLUOR CORPORATION

Unaudited

SELECTED BALANCE SHEET ITEMS

($ in millions, except per share amounts)

	DECEMBER 31, 2007	DECEMBER 31, 2006
Cash and Marketable Securitites	$1,714.4	$976.1
Total Current Assets	4,059.5	3,323.6
Total Assets	5,796.2	4,874.9
Total Short-Term Debt	307.2	372.5
Total Current Liabilities	2,860.1	2,406.3
Long-term Debt	17.7	187.1
Shareholders’ Equity	2,274.5	1,730.5

Total Debt to Capitalization %	12.5%	24.4%
Shareholders’ Equity Per Share	$25.65	$19.66

SELECTED CASH FLOW ITEMS

($ in millions)

	YEAR ENDED DECEMBER 31
	2007	2006

Cash Provided by Operating Activities	$905.0	$296.1

Investing Activities
Capital Expenditures	(284.2)	(274.1)
Net Purchases of Marketable Securities	(539.2)	0.0
Other Items	30.0	36.3
Cash Utilized by Investing Activities	(793.4)	(237.8)

Financing Activities
Cash Dividends	(70.4)	(52.9)
Other Items	104.1	171.3
Cash Provided by Financing Activities	33.7	118.4

Effect of Exchange Rate Changes on Cash	53.8	10.3

Increase in Cash and Cash Equivalents	$199.1	$187.0

Depreciation	$144.9	$124.1

FLUOR CORPORATION

Supplemental Fact Sheet

Unaudited

NEW AWARDS

($ in millions)

THREE MONTHS ENDED DECEMBER 31	2007		2006		% Chg

Oil & Gas	$4,176	66%	$3,024	61%	38%
Industrial & Infrastructure	1,456	23%	773	16%	88%
Government	207	3%	231	5%	(10)%
Global Services	370	6%	526	11%	(30)%
Power	106	2%	350	7%	(70)%

TOTAL NEW AWARDS	$6,315	100%	$4,904	100%	29%

YEAR ENDED DECEMBER 31	2007		2006		% Chg

Oil & Gas	$13,540	60%	$10,410	54%	30%
Industrial & Infrastructure	3,364	15%	4,455	23%	(24)%
Government	1,223	5%	2,170	11%	(44)%
Global Services	2,237	10%	1,606	9%	39%
Power	2,226	10%	635	3%	NM

TOTAL NEW AWARDS	$22,590	100%	$19,276	100%	17%

BACKLOG TRENDS

($ in millions)

AS OF DECEMBER 31	2007		2006		% Chg

Oil & Gas	$18,517	61%	$11,986	55%	54%
Industrial & Infrastructure	6,053	20%	5,438	25%	11%
Government	740	3%	840	4%	(12)%
Global Services	2,481	8%	2,337	10%	6%
Power	2,380	8%	1,277	6%	86%

TOTAL BACKLOG	$30,171	100%	$21,878	100%	38%

United States	$13,326	44%	$9,010	41%	48%
The Americas	1,855	6%	2,692	12%	(31)%
Europe, Africa and the Middle East	12,894	43%	9,080	42%	42%
Asia Pacific	2,096	7%	1,096	5%	91%

TOTAL BACKLOG	$30,171	100%	$21,878	100%	38%

NM=Not meaningful

FLRF